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                                                    TERMINAL ILLNESS ACCELERATED
                                                                   BENEFIT RIDER

[JEFFERSON PILOT FINANCIAL LOGO]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY, One Granite Place, P.O. Box 515, Concord, New Hampshire 03302

NOTICE. DEATH BENEFITS AND POLICY CASH VALUES, IF ANY, WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID. BENEFITS PAID UNDER THIS RIDER MAY OR MAY NOT BE TAXABLE. CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE TAX CONSEQUENCES OF THE BENEFIT.

This Rider is part of the Policy to which it is attached. It takes effect on the date of issue or Policy Date of the Policy. In this Rider, "we", "us" or "our" means Jefferson Pilot Financial Insurance Company; "you" and "your" means the Owner of the Policy; and "Insured" means the person named on the data page of the Policy.

CONSIDERATION - This Rider is issued in consideration of the application. There is no charge for this Rider prior to the time you request Rider benefits.

CANCELLATION - We will not cancel this Rider, unless you request termination of this Rider. It will remain in force as long as this Policy remains in force or until benefits are paid under this Rider.

DEFINITIONS

ACCELERATED BENEFIT PAYMENT - The Accelerated Benefit Payment is the requested portion of the Eligible Death Benefit less the adjustments and deductions as explained in the Benefits section.

ADMINISTRATIVE EXPENSE CHARGE - The Administrative Expense Charge will be deducted from the requested portion of the Eligible Death Benefit upon payment of the Accelerated Benefit.

BENEFIT RATIO - The Benefit Ratio is the result of dividing (a) by (b) where:

     (a)  is the requested portion of the Eligible Death Benefit; and

     (b) is the Death Benefit or current Face Amount of insurance under the policy to which this Rider is attached.

ELIGIBLE DEATH BENEFIT - The Eligible Death Benefit for the Insured is the Death Benefit or current Face Amount of insurance on the life of the Insured provided by this Policy.

IMMEDIATE FAMILY - Immediate Family means the spouse, child, brother, sister, parent, or grandparent of the Insured or the Owner.

PHYSICIAN - Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include:

(1)  the Insured;
(2)  you;
(3)  a person who lives with the Insured or you; or
(4)  a person who is part of the Insured's or your Immediate Family.

PHYSICIAN STATEMENT - A Physician Statement means a written statement acceptable to us, signed by a Physician which:

(1) gives the Physician's diagnosis of the Insured's noncorrectable medical condition; and

(2) states that, with reasonable medical certainty, the noncorrectable medical condition will result in the death of the Insured within 6 months or less from the date of the Physician Statement, assuming the exercise of ordinary and reasonable medical care, advice, and treatment available in the same or similar communities.

TERMINAL ILLNESS - Terminal Illness is a noncorrectable medical condition, which will result in the death of the Insured within 6 months or less from the date of the Physician Statement.

BENEFITS

If the Insured develops a Terminal Illness, you may request an acceleration of a portion of the Eligible Death Benefit. The Eligible Death Benefit will be determined as of the date the Notice of Claim is received at our Home Office. The maximum amount of Eligible Death Benefit which you may request from this Policy is fifty per cent (50%) of the Death Benefit or current Face Amount exclusive of any and all riders. The maximum amount available on all policies with this Rider attached in force with us is $250,000 per Insured.

THIS SPECIMEN POLICY REPRESENTS THE GENERIC LANGUAGE OF THE POLICY CONTRACT, INCLUDING RIDERS. POLICY LANGUAGE, FEATURES, AND AVAILABILITY MAY VARY BY STATE. PLEASE BE SURE TO CHECK PRODUCT AND RIDER AVAILABILITY IN THE STATE YOU ARE SOLICITING. AGENTS SHOULD REFER TO THE PRODUCTS SECTION ON JPF NET.


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ADJUSTMENTS AND DEDUCTIONS - The requested portion of the Eligible Death Benefit will be subject to the following adjustments and deduction:

(1) An actuarial discount will be deducted from the requested portion of the Eligible Death Benefit. This discount reflects the early payment of amounts held under the Policy. It will be based on an annual interest rate which has been declared by us and the then current premium or cost of insurance rate, both of which are in effect as of the date your Notice of Claim is received at our Home Office. The maximum interest rate used shall be the greater of the yield on 90 day treasury bills or the maximum statutory adjustable policy loan interest rate in effect upon the date of request.

(2) If, on the date we approve your request, there is a Policy loan outstanding on this Policy, a reduction to the requested portion of the Eligible Death Benefit will apply. This reduction serves to repay a portion of the Policy loan and is determined as follows: (Outstanding Policy Loan) x (Benefit Ratio).

(3) A deduction will be made for any premiums due within the Policy's grace period and are unpaid at the time we approve your request.

(4)  A deduction will be made for the Administrative Expense Charge.

WAIVER OF PREMIUMS OR COST OF INSURANCE - If all of the following occur:

(1) a Waiver of Premium Rider or a Waiver of Monthly Deduction Rider on the Insured is attached to this Policy;

(2)  that Rider is in force at the time of the claim for this Rider's benefits;
     and

(3)  Proof of Terminal Illness is submitted and approved;

then for purposes of any Waiver of Premium Rider or Waiver of Monthly Deduction Rider that is in force, the Insured will be deemed to be Totally Disabled and have satisfied the initial waiting period required by the applicable Rider.

CONDITIONS FOR THE ACCELERATED BENEFIT PAYMENT - The Accelerated Benefit Payment is subject to the following conditions:

(1) This Policy must be in force other than as Extended Term Insurance or Reduced Paid-up Insurance.

(2) During the lifetime of the Insured, we must receive Proof of Terminal Illness that is acceptable to us.

(3) No prior request for an Accelerated Benefit Payment may have been made under this or any other Terminal Illness Accelerated Benefit Rider issued by us with respect to the Insured. If more than one request is received at the same time, we will determine which request is deemed to have been received first and the other requests will be returned.

(4) We must receive a consent form from all irrevocable beneficiaries, if any, and all assignees, if any. We also reserve the right to require a consent form from a spouse, the Insured, other beneficiaries, or any other person if, in our discretion, such person's consent is necessary to protect our interests.

(5) This Rider provides for the advance of a portion of the Eligible Death Benefit of this Policy. This is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available:

     (a) if either you or the Insured is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

     (b) if either you or the Insured is required by a government agency to use this benefit in order to apply for, obtain or otherwise keep a government benefit or entitlement.

LIMITATIONS - No benefit will be provided by this Rider if Terminal Illness results from intentionally self-inflicted injuries.

ADJUSTMENTS TO THE POLICY

After an Accelerated Benefit Payment is made, the Policy and all riders will remain in force subject to the following adjustments:

(1) The Policy's Death Benefit or current Face Amount, its current and Guaranteed Cash Value, if any, its Fund Account or Accumulation Value, if any, and its required Premium, if any, will be reduced by the Benefit Ratio.

(2) Any outstanding Policy loan will be reduced by the portion of the Policy loan repaid as specified in the Benefits provision of this Rider.

(3) We will mail to you, for attachment to the Policy, a new policy data page showing the decrease in policy values resulting from the Accelerated Benefit Payment.


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CLAIMS

NOTICE OF CLAIM - Written Notice of Claim may be given to us any time after the date the Insured develops a Terminal Illness as defined in this Rider. Notice of Claim must identify the Insured and be sent to us at our Home Office.

CLAIM FORMS - We will send claim forms to the Owner when Notice of Claim is received. If we do not mail the claim form within 15 days, the Owner will be considered to have complied with the Proof of Terminal Illness requirements by giving us a Physician Statement acceptable to us and a written statement of the nature and extent of the Terminal Illness.

PROOF OF TERMINAL ILLNESS - Written proof of the Insured's Terminal Illness must be received by us before we will make a Benefit payment. This proof will include a properly completed claim form and a Physician Statement acceptable to us. We may request additional medical information from the Physician submitting the statement or any Physician or institution deemed necessary. We will not unreasonably withhold our acceptance of Proof of Terminal Illness.

PHYSICAL EXAMINATION - At our expense, we reserve the right to have a Physician of our choosing examine the Insured prior to making an Accelerated Benefit payment. In the event that the Physician we choose provides a different diagnosis of the Insured's medical conditions, we reserve the right to rely on the statement from the Physician of our choosing for claim purposes.

TIME OF PAYMENT OF CLAIMS - All benefits described in this Rider will be available as soon as we receive satisfactory Proof of Terminal Illness.

PAYMENT OF CLAIMS - All Rider benefits will be paid in a lump sum to the Owner as of the date of benefit payment. Upon the death of the Owner, we will pay the benefits to the estate of the Owner, or contingent Owner, if applicable.

GENERAL PROVISIONS

REPRESENTATIONS AND CONTESTABILITY - All statements made in the application for this Rider, or the policy to which it is attached, by or on behalf of the Insured will, in the absence of fraud, be deemed representations and not warranties. The validity of the Rider with respect to the Insured will not be contestable after it has been in force for 2 years from the date of issue or Policy Date or reinstatement of the policy to which this Rider is attached during which time the Insured was living.

REINSTATEMENT - If this Policy is reinstated, this Rider will also be reinstated provided a benefit has not been paid under this rider.

INCORRECT AGE OR SEX - If there is an error in the age or sex of the Insured, the benefits available under this Rider will be the amount that would be available based on the Death Benefit or Face Amount that this Policy would have provided at the correct age or sex.

TERMINATION OF RIDER - This Rider terminates:

(1)  on the day we receive written request of the Owner; or

(2)  upon termination of this Policy; or

(3)  when this Policy reaches its Maturity Date, if any; or

(4)  upon payment of the Accelerated Benefit provided by this Rider; or

(5)  upon the death of the Insured.


/s/ David Stonecipher                                      /s/ Robert A Reed
Chief Executive Officer                                      Secretary


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